[GRAPHIC OMITTED][GRAPHIC OMITTED]

EXHIBIT 99.1

FOR IMMEDIATE RELEASE

HOME PROPERTIES REPORTS FIRST QUARTER 2003 RESULTS

ROCHESTER, NY, MAY 2, 2003/ — Home Properties (NYSE:HME) today released financial results for the quarter ending March 31, 2003. All results are reported on a diluted basis.

Earnings Per Share (EPS) for the quarter ended March 31, 2003, was $.14, compared with $.24 for the quarter ended March 31, 2002, a decrease of 43%. The reported EPS results include gains and losses from sales of real property and the results from discontinued operations.

For the quarter ended March 31, 2003, Funds From Operations (FFO) was $28,350,000, or $.60 per share, compared with $29,183,000, or $.63 per share, for the quarter ended March 31, 2002. These results are in line with analysts’ consensus estimates for the quarter and equate to a 2.9% decrease in total FFO from the comparable prior-year period, or a 5.1% decrease on a per-share basis. A reconciliation of FFO to GAAP net income is included with the financial data in this news release.

“We are very pleased with our operating results in the first quarter, especially considering the particularly harsh winter in our geographic region and the continuing challenges of the weak economy,” said Norman Leenhouts, Chairman and Co-CEO. “In addition, the strong performance of our core business offset several expenses unrelated to day-to-day property management that we normally would not experience.” Results for the quarter ended March 31, 2003, reflect an impairment charge of $427,000 relating to certain government-assisted properties (“affordable properties”) in which the Company is a general partner, as described below. Also included in the quarter’s results is a $202,000 expense for stock options, the first time the Company has recorded options as an expense.

First Quarter Operating Results

For the first quarter of 2003, same-property comparisons (for 129 “Core” properties containing 36,736 apartment units owned since January 1, 2002) reflected an increase in rental revenues of 2.8% and a decrease in net operating income of 1.0% from the first quarter of 2002. Property level operating expenses increased by 7.7%, primarily due to increased personnel and snow removal costs as well as increases in property insurance and real estate taxes. The large increase in personnel and snow removal costs was the result of the much more severe winter than that experienced in 2002. Average economic occupancy for the Core properties was 90.7% during the first quarter of 2003, down from 91.0% during the first quarter of 2002, with average monthly rental rates increasing 3.2% to $874.

Occupancies for the 4,772 apartment units acquired between January 1, 2002, and March 31, 2003, (the “Recently Acquired Communities”) averaged 94.1% during the first quarter of 2003, at average monthly rents of $1,116.

The yield generated on the Recently Acquired Communities during the first quarter of 2003 averaged 8.1% on an annualized basis (calculated as the net operating income from the properties, less an allowance for general and administrative expenses equal to 3% of revenues, all divided by the acquisition costs plus capital improvement expenditures in excess of normalized levels).

Interest and Dividend Income

Interest and dividend income decreased $183,000 during the first quarter of 2003 compared to the same period a year ago, resulting from a combination of decreased levels of financing to affiliates and a lower interest rate environment.

Acquisitions and Dispositions

During the first quarter of 2003, the Company acquired its second property in the Boston area in Stoughton, MA. The total purchase price of $34.0 million, including closing costs, equates to approximately $121,000 per apartment unit. The weighted average expected first year cap rate on this acquisition is 7.7%.

Also during the first quarter of 2003, the Company sold two communities with a total of 552 apartment units in Indiana and Ohio for total consideration of $21.1 million, or an average of $38,000 per unit. A gain on sale of approximately $451,000, net of minority interest, was reported in the first quarter from these transactions and is reflected in discontinued operations. Such gains and losses are not included in reported FFO results. Due to the prepayment of debt associated with the sale of Candlewood Apartments in Indiana, an $852,000 charge, net of minority interest, was recorded during the first quarter, which was added back to arrive at reported FFO results.

During the first quarter of 2003, the Company listed for sale a 120-unit property located in Detroit. The book value of the property was in excess of the projected sale proceeds by $423,000. Therefore, an impairment of real property has been recorded for that amount. This property is not reflected in discontinued operations as all significant contingencies surrounding the sale have not been resolved.

Management Companies

As of December 31, 2002, the Operating Partnership held 95% of the economic interest in Home Properties Management, Inc. and 99% of the economic interest in Home Properties Resident Services, Inc. (together, the “Management Companies”) through non-voting common stock. Nelson and Norman Leenhouts (the “Leenhoutses”) held the remaining five percent and one percent interest, respectively, through the ownership of voting common stock. Effective January 1, 2003, the Operating Partnership acquired all of the shares held by the Leenhoutses such that the Management Companies are now wholly owned subsidiaries of the Company. This transfer was completed to avoid potential conflicts of interest. The accounts and operations of the Management Companies as of and for the three-month period ended March 31, 2003 have been consolidated herein.

The net result from this activity in the statement of operations is not materially different due to this transfer, although the results are reported on different line items compared to the previous recording of the Company’s share of the income within the line item equity in earnings (losses) of unconsolidated affiliates. In the first quarter of 2002, the net share of losses from Management Companies of $261,000 is included in equity in earnings of unconsolidated affiliates. The various items of income and expense that comprise that net activity is detailed in the supplemental information. For 2003, revenue generated from this activity is reflected in other income, explaining the significant increase of $650,000 when comparing 2003 to 2002. The other line item which increased significantly due to consolidation of this activity was general and administrative expense. Included in the 2003 general and administrative expenses of $5,119,000 was $1,157,000 associated with the Management Companies.

Update on Sale of Affordable Properties

In the fourth quarter of 2002, the Company announced its intention to sell virtually all of the assets associated with its general partner interests in the affordable properties to focus solely on the direct ownership and management of market rate apartment communities. At that time, the Company announced its intention to sell the assets, which include principally loans, advances and management contracts, in three phases. The status of the sales is as follows:

Phase I, consisting of the Company’s interest in 37 New York State Rural Development properties, is expected to close this summer.

For Phase II, consisting of the Company’s interest in 49 Pennsylvania Rural Development properties, negotiations are in process with a buyer. A closing in the second half of 2003 is currently anticipated.

For Phase III, its interests in 53 Upstate New York and Pennsylvania properties, the Company is compiling information for a competitive bidding process expected to occur in the next several months with closing anticipated by the end of 2003 or early in 2004.

In the first quarter of 2003, the Company recorded an impairment charge of $427,000 to adjust these assets to management’s estimate of fair market value. This charge represents monies loaned to certain affordable properties during the first quarter of 2003 to fund operating shortfalls, which are not anticipated to be recovered from projected sale proceeds.

Capital Markets Activities

During the first quarter of 2003, the Company raised $6.6 million by issuing additional common shares (at an average cost of $31.14 per share) under its Dividend Reinvestment and Direct Stock Purchase Plan (“DRIP”). Approximately $4.9 million was from reinvested dividends and $1.7 million from optional cash purchases. No shares were repurchased during the quarter, although the Company continues to have Board authorization to buy back up to approximately 3.1 million shares of its common stock or OP Units.

As of March 31, 2003, the Company’s ratio of debt-to-total-market capitalization was 45%, with $8.8 million of unrestricted cash on hand. Mortgage debt of $1.3 billion was outstanding, at fixed rates of interest averaging 6.5% and with staggered maturities averaging approximately eight years. Interest coverage averaged 2.5 times during the quarter; and the fixed charge ratio, which includes preferred dividends, averaged 2.1 times. The coverage ratios are always at a low point during the first quarter as they are negatively affected by the seasonality experienced from winter heating costs.

The Company estimates its net asset value at March 31, 2003, to be approximately $33.00 per share (based on capitalizing the annualized and seasonally adjusted first quarter property net operating income, net of a management fee, at 8.75% and adding a 4% growth factor).

Outlook

The Company affirmed its previously provided estimate of FFO for 2003 in a range of $2.91 to $3.01 per share. This range anticipates no improvement in occupancy from 2002 results. The expectation for quarterly FFO results is $0.75 to $0.78 for the second quarter; $0.81 to $0.83 for the third quarter and $0.75 to $0.78 for the fourth quarter. Assumptions for the projections of results for the remainder of 2003 are included with the published supplemental information and will be discussed on the conference call today at 11:00 AM Eastern Time.

According to Norman Leenhouts, Chairman and Co-CEO, “We are cautiously optimistic that occupancy is stabilizing as the number of apartments available to rent at the end of April was the lowest it has been at the end of any month this year. With several new leasing initiatives underway as we enter the heavier leasing months, we are expecting occupancy to improve, which will enable us to meet projected financial results.”

Conference Call

The Company will conduct a conference call and simultaneous Webcast today at 11:00 AM Eastern Time to review the information reported in this release. To listen to the call, please dial 800-547-9328. A replay of the call will be available by dialing 800-633-8284 or 402-977-9140 and entering 21106008. Call replay will become available beginning at approximately 1:00 PM Eastern Time and continue until approximately 1:00 PM on Saturday, May 10th. The Company Webcast will be available live and archived by 2:30 PM through the “Investors” section of our Web site, www.homeproperties.com, under the heading, “Financial Information.”

The Company produces supplemental information that provides details regarding property operations, other income, acquisitions, sales, market geographic breakdown, debt, and net asset value. The supplemental information is available via the Company’s Web site or via facsimile upon request.

Annual Meeting

Home Properties’ annual meeting of shareholders will be held Tuesday, May 6, 2003, at 2:30 PM at the Dryden Theatre of the International Museum of Photography at George Eastman House, in Rochester, NY.

Tables to follow.

This press release contains forward-looking statements. Although the Company believes expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Factors that may cause actual results to differ include general economic and local real estate conditions, the weather and other conditions that might affect operating expenses, the timely completion of repositioning activities within anticipated budgets, the actual pace of future acquisitions, and continued access to capital to fund growth.

Home Properties is the sixth largest publicly traded apartment company in the United States. A real estate investment trust (“REIT”), with operations in selected Northeast, Midwest and Mid-Atlantic markets, the Company owns, operates, acquires and rehabilitates apartment communities. Currently, Home Properties operates 294 communities containing 51,445 apartment units. Of these, 41,508 units in 151 communities are owned directly by the Company; 7,972 units are partially owned and managed by the Company as general partner; and 1,965 units are managed for other owners. The Company also manages 2.2 million square feet of commercial space. For more information, view Home Properties’ Web site at www.homeproperties.com.

                                  Avg. Economic
     First Quarter Results           Occupancy            Q1 '03                  Q1 '03 vs. Q1 '02
     ---------------------           ---------            ------                  -----------------
                                                          Average
                                                          Monthly      % Rental      % Rental
                                                           Rent/         Rate         Revenue        % NOI
                              Q1 '03        Q1 '02       Occ Unit       Growth        Growth        Growth
                              ------        ------       --------       ------        ------        ------

Core Properties(a)            90.7%         91.0%        $   874         3.2%          2.8%         (1.0)%

Acquisition Properties(b)     94.1%           NA          $1,116          NA            NA            NA
                              -----         -----         ------         ----          ----          ----

TOTAL PORTFOLIO               91.1%         91.0%        $   901          NA            NA            NA
(a)	Core Properties includes 129 properties with 36,736 apartment units owned since January 1, 2002.

(b)	Reflects 22 properties with 4,772 apartment units acquired subsequent to January 1, 2002.

                                         HOME PROPERTIES OF NEW YORK, INC.
                                   SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (in thousands, except per share data - Unaudited)
                                                                                  Three Months Ended
                                                                                       March 31
                                                                                       --------
                                                                                  2003          2002
                                                                                  ----          ----

Rental income                                                                   $101,921        $86,084
Other income - property related                                                    3,645          3,133
Interest and dividend income                                                         190            373
Other income                                                                       1,199            549
                                                                                 -------         ------
     Total revenues                                                              106,955         90,139
                                                                                 -------         ------

Operating and maintenance                                                         49,772         41,067
General and administrative                                                         5,119          3,099
Interest                                                                          21,300         17,804
Depreciation and amortization                                                     19,053         14,434
Impairment of real property                                                          423              -
                                                                                 -------         ------
     Total expenses                                                               95,667         76,404
                                                                                 -------         ------

Income from operations                                                            11,288         13,735
Loss on disposition of property                                                        -        (376)
Impairment of assets held as General Partner                                     (427)             -
Equity in earnings (losses) of unconsolidated affiliates                         (740)       (876)
                                                                                 -------         ------
Income before minority interest and discontinued operations                       10,121         12,483
Minority interest                                                                  2,434          3,563
                                                                                 -------         ------
Income from continuing operations                                                  7,687          8,920
Discontinued operations
     Income from operations, net of minority interest                                103            645
     Loss from early extinguishment of debt, net of minority interest               (852)             -
     Gain (Loss) on disposition of property, net of minority interest                451        (40)
                                                                                 -------         ------
Net income                                                                         7,389          9,525
Preferred dividends                                                              (3,518)       (3,382)
                                                                                 -------         ------

Net income available to common shareholders                                     $  3,871       $  6,143
                                                                                ========       ========

Reconciliation from net income available to common shares to Funds From
     Operations:

Net income available to common shareholders                                     $  3,871       $  6,143
Preferred dividends - convertible preferred stock                                  2,168          3,277
Depreciation - real property                                                      18,444         14,995
Depreciation - real property, unconsolidated                                         549            372
Impairment of real property                                                          423              -
Loss on disposition of property                                                        -            376
Minority Interest                                                                  2,434          3,563
Minority Interest - income from discontinued operations                               60            417
Loss from early extinguishment of debt in connection with sale of Candlewood
     Apartments                                                                      852              -
(Gain) Loss on disposition of discontinued operations                            (451)            40
                                                                                 -------         ------
FFO (1)                                                                          $28,350        $29,183
                                                                                 =======        =======

Weighted average shares/units outstanding:
     Shares - basic                                                             27,534.5       24,842.3
     Shares - diluted                                                           27,731.6       25,113.7
     Shares/units -- basic(2)                                                   43,606.3       40,825.5
     Shares/units - diluted                                                     43,803.4       42,347.2
Per share/unit:
     Net income - basic                                                           $.14           $.25
     Net income - diluted                                                         $.14           $.24
     FFO - basic(3)                                                               $.60           $.63
     FFO - diluted(4)                                                             $.60           $.63

     AFFO(5)                                                                      $.47           $.51
     Common dividend paid                                                         $.61           $.60
(1)	Pursuant to the revised definition of Funds From Operations adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), FFO is defined as net income (computed in accordance with accounting principles generally accepted in the United States of America (“GAAP”)) excluding gains or losses from sales of property or non-cash real estate impairment charge, minority interest and extraordinary items plus depreciation from real property. This presentation assumes the conversion of dilutive common stock equivalents and convertible preferred stock. Other similarly titled measures may not be calculated in the same manner.

(2)	Basic includes common stock outstanding plus operating partnership units in Home Properties of New York, L.P., which can be converted into shares of common stock. Diluted includes additional common stock equivalents and Series B (in 2002) convertible cumulative preferred stock, which can be converted into shares of common stock.

(3)	FFO as computed for basic is gross FFO of $28,350 and $29,183 in 2003 and 2002, respectively, less convertible preferred dividends of $2,168 and $3,277 in 2003 and 2002, respectively.

(4)	FFO as computed for diluted is basic FFO of $26,182 and $25,906 in 2003 and 2002, respectively, plus the Series B preferred dividend of $774 in 2002. Series C-E convertible cumulative preferred stock is anti-dilutive during the first quarter of 2003 and 2002.

(5)	Adjusted Funds From Operations (“AFFO”) is defined as FFO less an annual reserve for anticipated recurring, non-revenue generating capitalized costs of $525 per apartment unit. AFFO is computed by reducing FFO for each period by the share of annual reserve for each period of: $5,443 for first quarter 2003 and $5,124 for first quarter 2002. The resulting sum is divided by the weighted average shares/units on a diluted basis to arrive at AFFO per share/unit.

                                                     HOME PROPERTIES OF NEW YORK, INC.
                                                  SUMMARY CONSOLIDATED BALANCE SHEETS
                                                      (in thousands - Unaudited)

                                                     March 31, 2003   December 31, 2002
                                                     --------------   -----------------

Real estate                                              $2,634,605          $2,597,278
Accumulated depreciation                                (273,354)         (257,284)
                                                         ----------          ----------
Real estate, net                                          2,361,251           2,339,994
Cash and cash equivalents                                     8,798               8,782
Cash in escrows                                              40,714              45,735
Accounts receivable                                           7,095               7,576
Prepaid expenses                                             17,843              19,046
Investment in and advances to affiliates                     12,368              19,475
Deferred charges                                              8,887               9,093
Other assets                                                  5,598               6,565
                                                         ----------          ----------
Total assets                                             $2,462,554          $2,456,266
                                                         ==========          ==========

Mortgage notes payable                                   $1,286,987          $1,300,807
Line of credit                                               65,000              35,000
Other liabilities                                            59,027              61,156
                                                         ----------          ----------

Total liabilities                                         1,411,014           1,396,963

Minority interest                                           329,691             333,061
Stockholders' equity                                        721,849             726,242
                                                         ----------          ----------

Total liabilities and stockholders' equity               $2,462,554          $2,456,266
                                                         ==========          ==========

Total shares/units outstanding:

Common stock                                              27,814.4            27,027.0
Operating partnership units                               16,117.6            16,122.3
Series C convertible cumulative preferred stock*           1,652.9             1,983.5
Series D convertible cumulative preferred stock*             833.3               833.3
Series E convertible cumulative preferred stock*             749.4               749.4
                                                         ----------          ----------
                                                          47,167.6            46,715.5
                                                         ==========          ==========

*Potential common shares

_________________

For further information:

David Gardner, Senior Vice President and Chief Financial Officer, (585) 246-4113 Charis Copin, Vice President, Investor Relations, (585) 295-4237